Exhibit 99.1

SuRo Capital Corp. Third Quarter 2023 Preliminary Investment Portfolio Update

Net Asset Value Anticipated to be $8.15 to $8.65 Per Share

NEW YORK, NY, October 10, 2023 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the third quarter ended September 30, 2023.

“Rising interest rates throughout the third quarter continued to drive volatility in the public markets. While private market valuations were continuing to converge with their public comparables, the diminished volume, coupled with increased volatility and the general opacity inherent in the secondary markets, has led to greater variability in trading prices. Despite these cross currents, we remain steadfast in our belief that there are high-quality opportunities available at attractive prices that allow us to be both opportunistic and judicious with the deployment of capital,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

Mr. Klein continued, “Based on information presently available, we project our NAV to be between $8.15 to $8.65 per share for the quarter ended September 30, 2023. Given this range, we continue to believe the market is undervaluing our portfolio. As such, subject to regulatory trading restrictions, we remain active in repurchasing shares pursuant to the Share Repurchase Program approved by our Board of Directors. Year-to-date, under both the Share Repurchase Program and our Modified Dutch Auction Tender Offer, we have repurchased 3.2 million shares for approximately $14.2 million and have a remaining $20.7 million approved to deploy via the Share Repurchase Program. As we have demonstrated throughout the preceding quarters and years, we are highly focused on balancing deploying capital between new investment opportunities and share repurchases to maximize shareholder value.”

As previously reported, SuRo Capital’s net assets totaled approximately $186.7 million, or $7.35 per share at June 30, 2023, and approximately $221.8 million, or $7.83 per share at September 30, 2022. As of September 30, 2023, SuRo Capital’s net asset value is estimated to be between $8.15 to $8.65 per share.

As of September 30, 2023, there were 25,209,108 shares of the Company’s common stock outstanding.

Investment Portfolio Update

As of September 30, 2023, SuRo Capital held positions in 39 portfolio companies – 34 privately held and 5 publicly held, excluding short-term US treasuries.

During the three months ended September 30, 2023, SuRo Capital made the following new and follow-on investments, excluding short-term US treasuries:

Portfolio Company	Investment	Transaction Date	Amount
FourKites, Inc.	Common Shares	Various	$5.8 million
Shogun Enterprises, Inc. (d/b/a Hearth)	Series B-4 Preferred	7/12/2023	$0.5 million
Stake Trade, Inc. (d/b/a Prophet Exchange)(1)	Simple Agreement for Future Equity (SAFE)	7/26/2023	$1.0 million

(1)	Investment made through SuRo Capital Sports, LLC.

During the three months ended September 30, 2023, SuRo Capital exited or received proceeds from the following investments, excluding short-term US treasuries:

Portfolio Company	Transaction Date	Shares Sold	Average Net Share Price(1)	Net Proceeds	Realized Loss
Nextdoor Holdings, Inc.(2)	Various	589,996	$3.09	$1.8 million	$(1.4 million)
Residential Homes For Rent, LLC (d/b/a Second Avenue)(3)	Various	N/A	N/A	$0.3 million	$-

(1)	The average net share price is the net share price realized after deducting all commissions and fees on the sale(s), if applicable.
(2)	As of September 30, 2023, SuRo Capital held 262,420 remaining Nextdoor Holdings, Inc. public common shares.
(3)	During the three months ended September 30, 2023, approximately $0.3 million was received from Residential Homes For Rent, LLC (d/b/a Second Avenue) related to the 15% term loan due December 23, 2023. Of the proceeds received, approximately $0.3 million repaid a portion of the outstanding principal and the remaining was attributed to interest.

SuRo Capital’s liquid assets were approximately $105.4 million as of September 30, 2023, consisting of cash, short-term US treasuries, and securities of publicly traded portfolio companies not subject to lock-up restrictions at quarter-end.

Share Repurchase Program

On August 7, 2023, the Company’s Board of Directors authorized an extension, and a $5.0 million expansion, of the Share Repurchase Program to $60.0 million.

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 6.0 million shares of its common stock for an aggregate purchase price of approximately $39.3 million. This does not include repurchases under various tender offers during this time period. During the quarter ended September 30, 2023, under the Share Repurchase Program, the Company repurchased 186,493 shares of its common stock for approximately $0.7 million. The dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $20.7 million. The Share Repurchase Program is authorized through October 31, 2024.

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market, provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the Investment Company Act of 1940, as amended, and the Securities Exchange Act of 1934, as amended.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its third quarter ended September 30, 2023 results in November 2023.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on Twitter, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com